Exhibit 4.15

MINISTRY OF THE RUSSIAN FEDERATION
FOR COMMUNICATIONS AND INFORMATIZATION

LICENSE

A 023713   No. 24134

Mobile TeleSystems

Open Joint Stock Company

is authorized in accordance with the current
legislation of the Russian Federation.

Legal address:

109147, Moscow, ul. Marksistskaya, d. 4

Type of activity:

Provision of cellular radiotelephone communications
services in the 1800-MHz band

Conditions of the said type of activity and territory
are stated in the annex hereto, which forms an integral part of this license.

License valid until:	April 28, 2008

Commencement of provision of services (no later than)	October 24, 2003

Date of registration of license in the Unified Registry of Communications Licenses	October 24, 2002

First Deputy Minister of the Russian Federation for Communications and Informatization	B. D. Antonyuk

Conditions of Activity
under License No. 24134

1. Mobile TeleSystems OJSC (the “licensee”) is authorized by this license to provide cellular radiotelephone communications services of the public communications network using GSM equipment in the 1800-MHz band (CMC-1800) in the territory of the Urals region, the Republic of Komi, the Udmurt Republic; the Kirov, Kurgan, Orenburg, Perm, Sverdlovsk, Tyumen, and Chelyabinsk oblasts; and the Komi-Permyak, Khanty-Mansiisk, and Yamalo-Nenets autonomous okrugs.

Within the scope of this license the licensee may provide cellular radiotelephone communications services of a GSM 900/1800 dual-band (dual-range) network, with installation of necessary equipment operating at duly assigned nominal frequencies in the 1800- and 900-MHz ranges in the territory of the Kirov, Perm, and Chelyabinsk oblasts.

Cellular communications services shall be provided using the licensee’s communications network, which shall be a part of the common CMC-1800 cellular network of the Russian Federation.

The licensee shall participate in the work of the body authorized by the Communications Administration of the Russian Federation to coordinate work for the creation of the common CMC-1800 network.

2. The total installed capacity of the licensee’s communications network and percentage of population coverage, with allocation of a sufficient frequency resource, by December 31 of the respective indicated year must be:

2003	750 numbers	3.5	%;
2008	1900 numbers	14.3	%.

3. The CMC network created by the licensee shall be connected to the public communications network of the Russian Federation on the interurban level in accordance with the General Plan for the Creation and Phased Development of the Federal Public GSM Mobile Radiotelephone Communications Network of Russia.

Additional interaction of the licensee’s communications network with the public communications network of the Russian Federation is permitted on the local level for the purpose of providing technical capability of carrying local traffic and providing subscribers of the licensee’s network with the additional service of forwarding calls from the local telephone network.

However, additional interaction of the licensee’s communications network with the public communications network of the Russian Federation on the local level is permitted only on the condition that the interurban level of connection is implemented.

Until the aforesaid plan is released, the licensee shall be guided by the instructions of the Communications Administration of the Russian Federation.

4. It is prohibited to arrange roaming between CMC-1800 communications networks created in the licensed territory.

5. Any activity of the licensee directed toward the interaction of the network created by it with foreign cellular communications networks must be approved by the Communications Administration of the Russian Federation or a body authorized thereby.

6. The licensee must comply with existing Russian rules and regulations, as well as ETSI standards determined by the Communications Administration for CMC-1800 communications networks.

The principles of construction and the functional capabilities of the CMC-1800 communications network must conform to international recommendations concerning the organization of such networks.

7. Use of infrastructure of CMC-900 communications networks by the licensee shall be on a contractual and nondiscriminatory basis.

8. Numbering in the licensee’s network must conform to the numbering plan of the public communications network of the Russian Federation and the requirements of the numbering plan for land-based mobile service networks.

9. The licensee’s network must be designed and constructed such that the rate of failed connections within the communications network at the hour of peak usage does not exceed 5%.

10. The network may be created only after design specifications have been developed on the basis of the General Plan for the Creation and Phased Development of the Federal Public GSM Mobile Radiotelephone Communications Network of Russia and in accordance with Construction Norms and Specifications (SNIP) and Departmental Technological Design Regulations (VNTP) applicable in the Russian Federation and have been agreed and approved in the established manner.

11. The licensee must provide services in the licensed territory to any person who needs them, subject to technical feasibility.

The licensee may refuse to provide services in cases when:

• provision of the service would threaten the security or defensive capability of the state or human health and safety;

• provision of the service is impossible due to any physical, topographical, or other natural obstacles;

• the user without valid reason does not agree to the terms and conditions of service or fails to pay for provided services in a timely fashion;

• the user uses or intends to use communications equipment for any unlawful purpose, obtains communications services by unlawful means, uses provided equipment in breach of operating rules, or uses uncertified equipment.

Refusal must be justified in each specific instance.

12. The licensee shall ensure that the communications services of the network created by it are provided to all users of the common CMC-1800 communications network, with the exception of users of a different licensee’s network in the licensed territory, regardless of their place of registration or place of acquisition of subscriber equipment.

13. The licensee is obligated to provide mobile subscribers at their locations with free calls to local special services (firefighting service, police, ambulance, gas emergencies service, etc.) in the licensed territory.

14. Interurban and international communications services shall be provided to subscribers of the licensee’s network via the public communications network only in accordance with the General Plan for the Creation and Phased Development of the Federal Public GSM Mobile Radiotelephone Communications Network of Russia.

15. The licensee is obligated to provide users with communications services of a quality conforming to standards, technical norms, certificates, and the terms of the contract for the provision of communications services.

16. The licensee shall be liable to users in case of nonperformance or improper performance of its obligations in the manner and to the extent provided by the current legislation of the Russian Federation.

17. The licensee is obligated to provide communications services 24 hours a day, every day, with the exception of interruptions for necessary preventive and repair work, which shall be planned to take place at a time when such work will be least detrimental to users.

18. The licensee is obligated to organize an information service and issue a directory of subscribers included in the communications network created by it.

19. Subscriber cards enabling the identification of subscribers and the conduct of settlements for services of the common CMC-1800 cellular communications network of the Russian Federation must be made in accordance with the common numbering plan for such cards established by the Communications Administration of the Russian Federation.

20. The licensee is entitled to use communications channels and physical circuits of the public communications network of the Russian Federation at the tariffs in effect for the respective category of users.

21. The licensee is obligated to fulfill the requirements of the Communications Administration of the Russian Federation concerning the procedure for the carriage of traffic and provision of services.

In cases provided for by the legislation of the Russian Federation, centralized management of the licensee’s communications networks may be exercised directly by the Communications Administration of the Russian Federation or a body authorized thereby.

22. Costs associated with the development of the general plan for organization of the common CMC-1800 cellular communications network of the Russian Federation, the design and construction of the licensee’s network, its connection to the public communications network of the Russian Federation, the allocation of a frequency resource necessary for the creation of the network, the approval of conditions ensuring electromagnetic compatibility between the radio equipment to be used and existing radio facilities, settlements with operators of public communications networks of the Russian Federation and operators of other GSM networks, and the development and issuance of normative documents shall be borne by the licensee.

23. Mutual settlements for traffic with operators of public communications networks shall be conducted by the licensee in accordance with the procedure established for the public communications network of the Russian Federation.

24. Tariffs for communications services shall be established on a contractual basis.

In cases provided for by the legislation of the Russian Federation, tariffs for specific types of communications services rendered by communications enterprises may be regulated by the state.

The charge for inter-network connections shall be established on the basis of contracts, terms, and provisions agreed upon by the respective communications enterprises. Disputes respecting these matters shall be heard in a court of law or arbitration court.

Subscribers will not be billed for calls when a connection is not made.

25. For certain categories of officials of governmental bodies, diplomatic and consular representatives of foreign states, representatives of international organizations, and certain groups of citizens, privileges and preferences as regards order of priority, manner of use, and amount of payment for communications services may be established for telecommunications use.

The list of privileges and the categories of officials and citizens entitled to privileges and preferences shall be determined by Russian Federation legislation and normative legal acts of federal administrative divisions of the Russian Federation, and by international treaties and agreements of the Russian Federation.

26. The licensee is obligated to provide free official telecommunications in the manner established by the Ministry of the Russian Federation for Communications and Informatization.

27. In times of natural calamities, quarantines, and other extraordinary situations of a natural and technogenic nature, authorized state bodies shall have the right to priority use of, as well as the right to suspend the operation of, the licensee’s telecommunications networks and facilities.

28. The licensee shall give absolute priority to all communications relating to the safety of human life at sea, on land, in the air, and in space, and the conduct of urgent measures in the area of defense, security, and preservation of law and order in the Russian Federation; as well as to communications concerning major accidents, catastrophes, epidemics, epizootics, and natural calamities.

29. At the request of the Ministry of the Russian Federation for Communications and Informatization the licensee shall submit information concerning the physical condition and prospects for development of the network, the terms of provision of communications services, and current tariffs.

30. The licensee is obligated to maintain privacy of communications.

Information concerning messages transmitted via the licensee’s network, as well as the messages themselves, may be issued only to the senders and addressees or their legal representatives.

Listening to telephone conversations, inspecting telecommunications messages, obtaining information concerning them, and other limitations of privacy of communications are permitted only on the basis of the current legislation of the Russian Federation.

31. In developing, creating, and operating the communications network the licensee is obligated in accordance with the legislation of the Russian Federation to assist authorities carrying out operative and investigative activity and enable them to conduct operative and investigative measures on the communications network, and take measures to avoid disclosure of organizational and tactical methods of conducting such measures.

If communications facilities are used for criminal purposes harmful to the interests of the person, society, or the state, authorized state bodies shall have the right in accordance with the legislation of the Russian Federation to suspend the operation of the licensee’s communications networks and facilities.

Subscribers may be connected only after requirements have been fulfilled in accordance with the Law of the Russian Federation “On Operative and Investigative Activity in the Russian Federation.”

32. The licensee is obligated to take measures to prevent unauthorized interference in the administration of the created network and unsanctioned monitoring of its functioning.

33. At the request of the Ministry of the Russian Federation for Communications and Informatization the licensee shall allow equipment tests to be conducted using its network, provided that its activity as an operator is not affected thereby.

34. The provision of communications services under this license may be commenced only when permission to operate communications facilities has been received from the authorities responsible for state supervision over communications and informatization in the Russian Federation.

35. Communications equipment may be used only after the obtainment of a Svyaz Mandatory Certification System certificate of conformity.

36. The licensee shall not hinder authorities responsible for state supervision over communications in the Russian Federation in their conduct of verifications of the technical parameters of the communications network and, if required, shall provide said authorities with access to its measuring equipment in order that it may be used in such work.

37. This license shall be regulated, construed, and performed in accordance with the current legislation of the Russian Federation.

38. The licensee is obligated to carry out its activity in accordance with current normative acts and legislation of the Russian Federation.

39. The Ministry of the Russian Federation for Communications and Informatization reserves the right to amend this license in connection with changes in current legislation of the Russian Federation.

40. The licensee is obligated to submit to local statistics authorities and the Ministries of the Russian Federation for Communications and Informatization periodic and annual state statistical reports on communications in accordance with the procedure established by the State Statistics Committee of the Russian Federation.

Violation of the procedure for the submission of statistical reports will entail administrative liability in accordance with current legislation.

41. This license is nontransferable.

42. The licensee is obligated to make contributions from income received for services in the area of communications and informatization to the Ministry of the Russian Federation for Communications and Informatization at the rate established on the basis of Russian Federation Government Decree No. 380 of April 28, 2000.

Funds shall be remitted monthly on the basis of actual income received for services in the area of communications and informatization rendered in the preceding calendar month, no later than the 20th day of the following month. The amount subject to remittance shall be determined more precisely on a quarterly basis following the submission of financial statements to the tax authorities.

For the purpose of monitoring full remittance of funds to the Ministry of the Russian Federation for Communications and Informatization, the licensee shall, at the written request of the management of the administration for state supervision over communications and informatization within a federal administrative division of the Russian Federation, submit the appropriate form of financial statement, reflecting information on income received for services rendered in the area of communications and informatization.

43. This license must be registered after its issuance at the appropriate authority responsible for state supervision over communications and informatization in the Russian Federation.

In the event of a change in its postal address, banking information, or telephone number, or in the event of the reorganization or liquidation of the legal entity, the licensee must notify the Ministry of the Russian Federation for Communications and Informatization and the administration responsible for state supervision over communications in the Russian Federation at which the license was registered.

First Deputy Minister of the Russian Federation for Communications and Informatization	B. D. Antonyuk

Head of the Administration for Organization of Licensing	N. M. Popov